===============================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CRAIG CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               CRAIG CORPORATION
                       550 SOUTH HOPE STREET, SUITE 1825
                             LOS ANGELES, CA 9007L

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 1998

                               ----------------

  The Annual Meeting of Stockholders of Craig Corporation, a Delaware corporation ("Craig"), will be held at the Regal Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California on Tuesday, December 15, 1998 at 10:00 a.m., Los Angeles time, subject to adjournment or postponement for the following purposes:

    (1) To elect six directors to the Board of Directors for the ensuing year; and

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

  A copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997 and a Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 1998 are enclosed. Only stockholders of record at the close of business on November 18, 1998 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by (i) filing with the Corporate Secretary of Craig Corporation, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date or (ii) by voting in person at the Annual Meeting. Craig shall make available for examination at its principal executive offices located at 550 S. Hope St., Suite 1825, Los Angeles, California 90071, at least ten days prior to the date of the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting.

  Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to assure that your shares will be represented.

                                          By Order of the Board of Directors

                                          /s/ Robin W. Skophammer
                                          Robin W. Skophammer
                                          Secretary

November 25, 1998


 PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

                               CRAIG CORPORATION
                       550 SOUTH HOPE STREET, SUITE L825
                             LOS ANGELES, CA 9007L
                                (2L3) 239-0555

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                               DECEMBER 15, 1998

PERSONS MAKING THE SOLICITATION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Craig Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, December 15, 1998, and at any adjournment or postponement thereof at the Regal Biltmore Hotel, 506 South Grand Avenue, in Los Angeles, California. This proxy statement is first being mailed to stockholders on or about November 25, 1998. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the meeting.

  Shares represented by properly executed proxies received by Citadel will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, FOR each of the nominees for director as identified on such card and FOR each of the other proposals on such card. Although management does not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their respective best judgments with respect to any other matters that may properly come before the Annual Meeting.

  Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of Citadel, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or
(ii) attending the Annual Meeting and voting in person.

  In addition to the solicitation by mail, regular employees of the Company and its Transfer Agent may solicit proxies in person or by telephone without additional compensation. The Company also will pay persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding soliciting materials to the beneficial owners. The Company will bear all expenses incurred in soliciting its stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Only holders of record of Common Stock and Class A Common Preference Stock of the Company at the close of business on November 18, 1998 are entitled to notice of and to vote at the meeting or any adjournment thereof. The outstanding voting securities of the Company on that date consisted of 3,628,608 shares of Common Stock, $.25 par value and 7,058,408 shares of Class A Common Preference Stock, $.01 par value. Stockholders are entitled to 30 votes for each share of Common Stock and 1 vote for each share of Class A Common Preference Stock held of record.

  The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either for or against the proposal when determining whether a particular proposal has been approved.

  The following table sets forth information as of November 18, 1998 with respect to persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock or Class A Common Preference Stock of the Company and as to the number of shares beneficially owned by each director and nominee, each of the Company's directors and most highly compensated executive officers and all the officers and directors as a group. All persons listed, unless otherwise stated, have sole voting and investment power with respect to Common Stock and Class A Common Preference Stock beneficially owned by them.

                                                            CLASS A COMMON
                                     COMMON STOCK          PREFERENCE STOCK
                                ----------------------- -----------------------
                                                                     PERCENTAGE
                                   AMOUNT    PERCENTAGE    AMOUNT    OF CLASS A
NAME AND ADDRESS OF BENEFICIAL  BENEFICIALLY   COMMON   BENEFICIALLY   COMMON
OWNER                              OWNED     STOCK(11)     OWNED     STOCK(11)
------------------------------  ------------ ---------- ------------ ----------
James J. Cotter(1)............   2,358,242      55.6%    2,021,702      28.4%
 120 N. Robertson Blvd.
 Los Angeles, CA 90048
Hecco Ventures(1).............     617,438      14.6%      720,838      10.1%
 120 N. Robertson Blvd.
 Los Angeles, CA 90048
Dimensional Fund Advisors,
 Inc.(2)......................     242,300       5.7%      242,300       3.4%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
First Pacific Advisors,
 Inc.(3)......................                             910,400      12.8%
 11400 West Olympic Blvd.
 Suite 1200
 Los Angeles, CA 90064
Lawndale Capital Management,
 Inc.(4)......................                     *       444,300       6.2%
 One Sansome St. Ste. 3900
 San Francisco, CA 94104
Margaret Cotter(5)(6).........      17,000         *        17,000         *
S. Craig Tompkins(5)(7).......                     *        37,000         *
William D. Gould(5)(8)........      17,000         *        19,400         *
Gerard P. Laheney(5)(7).......      15,000         *        15,000
Ralph B. Perry III(5)(9)......       2,600         *        24,600         *
Robin W. Skophammer(5)(6)           30,000         *
Ellen M. Cotter(5)............       1,000         *         1,000
Officers and Directors as a
 group (8 persons)(10)........   2,399,592      56.6%    2,124,452      29.9%

--------
 *Percentages less than 1% have not been indicated.

 (1) Includes the Common Stock and Class A Common Preference Stock owned by Hecco Ventures I ("HVI"), which is a California general partnership. James J. Cotter is a general partner of a limited partnership which is the general partner of HVI and, accordingly, has shared voting and dispositive power with respect to such shares held by HVI. With respect to the Common Stock held by Mr. Cotter, the shares also include exercisable options to acquire 594,940 shares held by Mr. Cotter. Margaret Cotter, a director, and Ellen Cotter, Vice President of Business Affairs for the Company, are the daughters of James J. Cotter, and each are limited partners in the above referenced partnership.

 (2) According to filings made with the SEC, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 242,300 shares of Craig Corporation Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. On February 5, 1998 all shareholders of record received one share of Class A Common Preference for each share of Common or Class A Common Preference Stock held by such shareholder. The 242,300 shares of Class A Common Preference indicated as owned by Dimensional assumes such Class A Common Preference Stock distribution was received by Dimensional with respect to the 242,300 Common shares held by Dimensional at December 31, 1997, and that no subsequent disposition by Dimensional has occurred.

 (3) According to filings made with the SEC, includes 320,000 shares which are owned by FPA Capital Fund, Inc. over which First Pacific Advisors, Inc. has shared dispositive power.

 (4) According to report on Schedule 13D dated September 17, 1998, includes 376,600 Class A Common Preference Shares which are owned by Diamond A Partners, L.P. ("DAP") and 67,700 Class A Common Preference Shares and which are owned by Diamond A Investors L.P. ("DAI") but have shared voting and dispositive power with Lawndale Capital Management, Inc. and Andrew E. Shapiro. Lawndale Capital Management, Inc., is the investment advisor to DAP and DAI, which are investment limited partnerships.

 (5) Addresses are c/o Craig Corporation, 550 South Hope Street, Suite 1825, Los Angeles, California 9007l.

 (6) Includes 41,250 and 11,250 shares not currently vested to purchase Common Stock and Class A Common Preference stock, respectively. With regard to shares held by Ms. Cotter, amounts include 2,000 shares of Common Stock and 2,000 shares of Class A Common Preference Stock held directly and 3,750 shares of both Common and Class A Common Preference Stock subject to a vested stock option.

 (7) Represents shares subject to an exercisable option to purchase Common Stock and/or Class A Common Preference Stock. With respect to shares held by Mr. Tompkins, amount includes 2,000 shares held directly.

 (8) Includes 2,000 shares of Common Stock and 4,400 shares of Class A Common Preference Stock owned by a trust for the benefit of Mr. Gould's children, of which he is co-trustee; Mr. Gould disclaims beneficial ownership of the shares held in the trust.

 (9) Includes 600 shares of Common Stock and 600 shares of Class A Common Preference Stock owned by Mr. Perry's wife, as to which Mr. Perry disclaims beneficial ownership.

(10) The common shares beneficially owned by officers and directors as a group exclude 41,250 shares of non-vested options, 30,000 held by Ms. Skophammer and 11,250 held by Ms. Margaret Cotter. The Class A Common Preference shares beneficially owned exclude 11,250 shares of non-vested stock options held by Ms. Margaret Cotter.

(11) All shares subject to stock options currently exercisable, or which become exercisable within 60 days of November 18, 1998, are deemed to be outstanding for the purpose of determining the percentage of each class held by such person. Such vested option shares, together with shares outstanding, totaled 4,242,298 shares of Common Stock and 7,112,158 shares of Class A Common Preference Stock.

ELECTION OF DIRECTORS

  Six directors are to be elected at the Annual Meeting. The term of office for all nominees listed below will expire at the next Annual Meeting to be held in 1999 or when their successors are elected and qualified. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees below, whom are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the next Annual Meeting of Stockholders.

  The names of the nominees for director, together with certain information regarding them, are as follows:

                  NAME                AGE         POSITION
                  ----                ---         --------
   James J. Cotter..................   60 Chairman of the Board
   S. Craig Tompkins................   47 President and a Director
   William D. Gould.................   60 Director(1)(2)
   Gerard P. Laheney................   60 Director(1)
   Ralph B. Perry III...............   62 Director(2)
   Margaret Cotter..................   31 Director

--------
(1) Member of the Compensation Committee. The Compensation Committee's functions include the review of all compensation and employment agreements with the Company's officers and directors. The Compensation Committee held one meeting during the year ended December 31, 1997.

(2) Member of the Audit Committee. The Audit Committee held one meeting during the fiscal year ended December 31, 1997. The Audit Committee's functions include the recommendation of independent auditors to the Board and approval of the scope of their services and proposed fees for such services.

  During the year ended December 31, 1997, the Board of Directors held five meetings. Each director attended at least 80% of the meetings of the Board of Directors and all committees on which he served.

  Mr. Cotter has been a Director of Craig since 1985 and the Chairman of the Board of Directors since 1988. Mr. Cotter has been Chairman of the Board of Reading Entertainment, Inc. ("REI," and collectively with its predecessor, Reading Company, "Reading") since its formation and of Reading since December 1991 and a director since September 1990. Between 1987 and September 1997, Mr. Cotter served as a director of Stater Bros. Holdings Inc. ("SBH") and its predecessors (a retail grocery chain). Mr. Cotter has been a director and the Chairman of the Board of Citadel Holding Corporation ("Citadel") since 1991. From October 1991 to June 1992, Mr. Cotter also served as the acting Chairman of Citadel's then wholly-owned subsidiary, Fidelity Federal Bank, FSB ("Fidelity"), and served as a director of Fidelity until December 1993. Mr. Cotter is the Chairman and director of Citadel Agriculture, Inc., a wholly owned subsidiary of Citadel ("CAI"); the Chairman and member of the Management Committees of each of three agricultural partnerships (the "Agricultural Partnerships") which constitute the principal assets of CAI, and the Chairman and a member of the Management Committee of Big 4 Farming, LLC, a farm management company, 80% owned by Citadel and 20% by Visalia LLC and formed to manage the properties owned by the Agricultural Partnerships. From 1988 through January 1993, Mr. Cotter also served as the President and a director of Cecelia Packing Corporation (a citrus grower and packer), a company wholly owned by Mr. Cotter, and is the Managing Director of Visalia, LLC, which holds a 20% interest in each of the Agricultural Partnerships. Mr. Cotter has been a director and Chief Executive Officer of Townhouse Cinemas Corporation (motion picture exhibition) since 1987, the parent of City Cinemas. Mr. Cotter is also an Executive Vice President and a director of the Decurion Corporation (motion picture exhibition) since 1969 and of Pacific Theatres, Inc., a wholly-owned subsidiary of Decurion Corporation.

  Mr. Tompkins has been President and a director of Craig and a director of Reading since March 1993 and served as the President of Reading between March 1993 and January 1997. Since January 1997 he has served as the Vice Chairman of REI. Prior thereto, Mr. Tompkins was a partner in the law firm of Gibson, Dunn & Crutcher for more than five years. Mr. Tompkins has been a director of Citadel since May 1993, became Vice Chairman in August 1994 and Secretary, Treasurer and Principal Accounting Officer in September 1994. In 1997, Mr. Tompkins became the Vice Chairman and President of Citadel Agriculture, Inc., and a member of the Management Committee of Big 4 Farming, LLC and of each of the Agricultural Partnerships. For administrative convenience, Mr. Tompkins also serves as an Assistant Secretary of Big 4 Ranch, Inc. and Visalia LLC. He has been a director of G&L Realty Corp., a New York Stock Exchange listed REIT, since December 1993 and serves as the Chairman of the Audit Committee and the Strategic Planning Committee of that company.

  Ms. Margaret Cotter is a member of the New York State Bar and, since September 1997, has been Vice President of Cecelia Packing Corporation, a Company wholly owned by Mr. James J. Cotter engaged in the citrus packing and marketing business in Fresno, California. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King's County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993 and is the daughter of Mr. James J. Cotter. Ms. Cotter, is a limited partner in James J. Cotter, Ltd. (Mr. Cotter is the general partner), which is a general partner of Hecco Ventures I. James J. Cotter has shared voting power with respect to the Company's equity shares held by Hecco Ventures I. Ms. Cotter serves as a director of Big 4 Ranch, Inc. and is a member of Visalia LLC.

  Mr. Gould has been a director of the Company since 1985, and is Chairman of the Compensation Committee. Mr. Gould served as a director of Citadel between June 1995 and June 1996 and in December 1997 became a director of Big 4 Ranch, Inc.. Since July 1986, Mr. Gould has been a member of Troy & Gould Professional Corporation, a law firm that the Company has retained during its last fiscal year.

  Mr. Laheney has been a director of the Company since 1990. Mr. Laheney served as a director of Reading Company between November 1993 and June 1996. In November 1998, Mr. Laheney became Chairman and President of Big 4 Ranch, Inc. and a member of the management committee of each of the Agricultural Partnerships. Between July 1995 and July 1996, Mr. Laheney was a consultant for Portfolio Resources Group overseeing global equities, fixed income and foreign exchange investments. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management since August 1993. Mr. Laheney was Vice President of The Partners Financial Group, Inc., between December 1993 through June 1995 and a Vice President of Dean Witter Reynolds from April 1990 until December 1993.

  Mr. Perry has been a director of the Company since 1985 and is Chairman of the Audit Committee. Mr. Perry has been a member in the Los Angeles, California law firm of Graven Perry Block Brody & Qualls, a professional corporation, since 1968. He served as a director of Citadel Holding Corporation from August 1985 through April 1993 and has served as a director of Fidelity Federal Bank (a subsidiary of Bank Plus since May 1996) since August 1985 and of Reading Company between December 1988 and June 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock or Class A Common Preference Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). The Commission's rules also require such reporting persons to furnish the Company with a copy of all Section 16(a) forms they file.

  Based solely on a review of the copies of the forms which the Company received and written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1997 all filing requirements applicable to reporting persons were fulfilled except for Ms. Margaret Cotter, who did not make a timely filing on Form 3 upon her election to the Board of Directors.

DIRECTOR COMPENSATION

  Directors who are not officers or employees of the Company receive for services as a Director a fee of $25,000 per annum. Mr. Laheney received $24,000 as additional fees in 1997 for his participation in consulting the Company concerning certain retirement benefit matters. In addition, Mr. Gould and Ms. Margaret Cotter, who serve as directors of Big 4 Ranch, Inc., receive $2,000 annually from that Company and Mr. Laheney who serves as the President and Chairman of the Board of Big 4 Ranch, Inc. earns $1,000 monthly for such services.

                 THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

EXECUTIVE OFFICERS

  The names of the executive officers of the Company, other than the nominees for director, together with certain information regarding them, are as follows:

             NAME           AGE                     POSITION
             ----           ---                     --------
   Robin W. Skophammer.....  43 Chief Financial Officer, Treasurer and Secretary
   Ellen M. Cotter.........  32 Vice President--Business Affairs

  Ms. Skophammer has been the Chief Financial Officer and Treasurer of Craig since October 1991 and Secretary between September 1992 and June 1997. She served as a Director of Stater Bros. Holdings Inc. between February 1993 and March 1994. Prior to October 1991, Ms. Skophammer was a partner with KPMG Peat Marwick.

  Ms. Ellen Cotter has been the Vice President of Business Affairs of Craig since August 1996 and since March 1998 is Vice President of Business Affairs of Reading and Vice President of Angelika Cinemas, Inc. since May 1997. Prior thereto, she was an attorney specializing in corporate law with White & Case, a New York law firm. Ms. Cotter is the daughter of Mr. James J. Cotter. Ms. Cotter is a member of Visalia LLC and a limited partner in James J. Cotter, Ltd. (Mr. Cotter is the general partner), which is a general partner of Hecco Ventures I. James J. Cotter has shared voting power with respect to the Company's equity shares held by Hecco Ventures I.

  In addition to Mr. Cotter, Mr. Tompkins and Ms. Ellen Cotter, who are also officers of Craig, certain principal executive officers of Reading, the Company's majority owned subsidiary, are as follows:

  Mr. Robert F. Smerling has been President of Reading Entertainment since January 1997 and has served as President of Reading Cinemas, Inc. since November 1994. Mr. Smerling also serves as the President of CineVista. Mr. Smerling served as president of Loews Theater Management Corporation, a subsidiary of Sony Corporation, from May 1990 until November 1994. Mr. Smerling also serves as President and Chief Executive Officer of City Cinemas, a motion picture exhibitor located in New York City, New York which provides management services to Reading. City Cinemas is an affiliate of James J. Cotter and has entered into an Executive Sharing Agreement with Reading with respect to the services of Mr. Smerling.

  Mr. John Rochester has been Chief Executive Officer of Reading Australia since November 1995. From 1990 through 1995, Mr. Rochester was the Managing Director of Television & Media Services Ltd. (formerly Hoyts Entertainment Ltd.). He also served in several other executive offices for that organization since 1987.

  Mr. James Wunderle has been Chief Financial Officer since January 1987 and Executive Vice President, Treasurer and Chief Financial Officer since December 1988. He has been Treasurer since March 1986.

  In addition, Reading has contractual arrangements with certain other individuals and/or certain affiliated companies which make available to Reading consulting services including Mr. Steve Wesson.

  Mr. Steve Wesson has been the President and Chief Financial Officer of Citadel since August 1994. Prior to his employment by Citadel in 1993, Mr. Wesson was the Chief Executive Officer of Burton Properties Trust, Inc., the U.S. real estate subsidiary of The Burton Group PLC, from 1989. The Company owns approximately 48% of the outstanding common stock of Citadel on a consolidated basis with Reading and Reading receives real estate consulting services from Citadel pursuant to an agreement. Mr. Wesson also serves as an officer of a wholly-owned subsidiary of REI and during 1997 received an option to acquire 20,000 shares of REI Common Stock at an exercise price of $12.875 per share.

EXECUTIVE COMPENSATION

 I. Summary Compensation Table

  The following table shows, for the designated periods, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chairman of the Board and each of the most highly compensated executive officers of Craig whose compensation exceeded $100,000 in all capacities in which they served. Information is included for the three month period ended December 31, 1995 due to the fact that in September 1996 the Company changed its fiscal year end from September 30 to December 31 for the year 1996 and years subsequent thereto. As a result of Craig increasing its ownership in Reading, to greater than 50% in Fiscal 1996, Craig reports its ownership interest on a consolidated basis. Accordingly, the officers listed below for the years ended December 31, 1997 and 1996 include certain officers of Reading.

                                                                      LONG
                                                                      TERM
                                    ANNUAL COMPENSATION              AWARDS
                         -----------------------------------------  --------
                                                      OTHER ANNUAL
NAME AND PRINCIPAL                   SALARY   BONUS   COMPENSATION  OPTIONS
POSITION                   PERIOD     ($)      ($)       (1)($)       (#)
------------------       ---------- -------- -------- ------------  --------
EXECUTIVE OFFICERS OF
 CRAIG:
JAMES J. COTTER:
  Chairman of the Board
   Craig................ Dec.  1997                     $350,000(2)
                         Dec.  1996                      350,000(2)
                         Dec.  1995                       87,500(2)
                         Sept. 1995                      350,000(2)  300,000 (6)
                                                                    (175,000)(6)
  Chairman of the Board
   Reading(3)........... Dec.  1997          $475,000   $150,000     460,000 (9)
                         Dec.  1996                      150,000
                         Dec.  1995                       37,500
                         Sept. 1995                      150,000
  Director of SBH(3).... Dec.  1996                     $ 25,550
                         Dec.  1995                        6,250
                         Dec.  1995                       25,000
  Chairman of the Board
   Citadel(3)........... Dec.  1997                     $ 45,000
                         Dec.  1996                       45,000
                         Dec.  1995                       11,250
                         Sept. 1995          $192,500     52,243
S. CRAIG TOMPKINS(4):
  President, Craig...... Dec.  1997 $180,000
                         Dec.  1996  180,000
                         Dec.  1995   45,000
                         Sept. 1995  180,000 $ 80,000
  Vice Chairman of the
   Board, Reading(3).... Dec.  1997 $180,000                          20,000 (9)
                         Dec.  1996  180,000
                         Dec.  1995   45,000
                         Sept. 1995  180,000
  Vice Chairman of the
   Board, Citadel(3).... Dec.  1997                     $ 40,000
                         Dec.  1996                       35,000
                         Dec.  1995                        8,750
                         Sept. 1995          $ 60,000     41,184

                                                                       LONG
                                                                       TERM
                                       ANNUAL COMPENSATION            AWARDS
                             ---------------------------------------- -------
                                                         OTHER ANNUAL
                                         SALARY   BONUS  COMPENSATION OPTIONS
NAME AND PRINCIPAL POSITION    PERIOD     ($)      ($)      (1)($)      (#)
---------------------------  ---------- -------- ------- ------------ -------
ROBIN SKOPHAMMER(5):
  Chief Financial Officer
   Craig.................... Dec.  1997 $165,000           $30,000
                             Dec.  1996  165,000
                             Dec.  1995   41,200
                             Sept. 1995   15,000 $15,000
EXECUTIVE OFFICERS OF READ-
 ING
ROBERT F. SMERLING(8)
  President, Reading Enter-
   tainment Inc. ........... Dec.  1997 $175,000
                             Dec.  1996  175,000 $60,000              35,000(9)
B. JOHN ROCHESTER(7)
  President and Chief Execu-
   tive Officer,
  Reading Australia Pty
   Ltd. .................... Dec.  1997 $130,000
                             Dec.  1996  156,620
JAMES A. WUNDERLE(8)
  Chief Financial Officer
  and Treasurer of REI...... Dec.  1997 $170,000 $ 5,000              17,000(9)
                             Dec.  1996  130,000  70,000

--------
(1) Excludes perquisites if the aggregate amount of such annual compensation to the executive did not exceed the lesser of $50,000 or 10% of the annual salary plus bonus, if less.

(2) Amount is paid pursuant to a consulting agreement between the Company and Mr. James J. Cotter which expired on September 30, 1997. The Company and Mr. Cotter have agreed to continue the consulting arrangement on a month-to-month basis for a monthly fee of approximately $29,166. The Company owns a condominium in a high-rise building, located in Hollywood, California, which the Company uses as an executive office, and which is personally used from time to time by the Chairman of the Board. Since the incremental cost to the Company of Mr. Cotter's personal use of these facilities does not exceed $50,000 or 10% of his annual consulting fee, the cost has not been included as compensation in the table.

(3) Reading Entertainment, Inc., is a majority owned subsidiary of Craig. Stater Bros. Holdings Inc. ("SBH") and Citadel Holding Corporation ("Citadel") are considered affiliates of Craig, and accordingly, amounts paid to or earned, by the listed executives with respect to their services to these companies are included in this schedule. As of December 31, 1997, Craig has no liability to the individuals for these amounts. All amounts reported are liabilities or have been paid directly by the respective company to the individuals involved for services rendered in the capacities outlined. Any shares listed as option awards refer to that company's securities. In January 1998, Mr. Cotter and Mr. Tompkins were granted bonuses of $200,000 and $50,000, respectively, from Citadel.

(4) Mr. Tompkins was elected as the President of the Company and was appointed to the Board of Directors of the Company on February 26, 1993. On that same date, he was elected by the Directors of Reading Company as the President and as a member of the Board of Directors of that corporation. Effective January 17, 1997, Mr. Tompkins was appointed Vice Chairman of the Board of Directors of REI and Mr. Smerling was appointed President of REI. While no formal written agreement exists as to the terms of Mr. Tompkins employment in the case of his employment by Craig and Reading, Mr. Tompkins is entitled to his annual base salary from each respective company for a period of a year in the event that his employment is voluntarily terminated and no change of control has occurred. Mr. Tompkins is entitled to a severance payment equal to two years his base salary in the event of a change of control of Craig, and to a two year severance payment in the case of a change of control of Reading.

(5) Ms. Skophammer and Craig entered into an employment agreement which provides for pension benefits recognizing that the Company does not currently have a pension plan. Craig agreed to create a plan in which

   Ms. Skophammer will be provided with a pension benefit commensurate with her salary and position. In addition, the agreement provides that in the event of termination by Craig given for any reason other than death, Ms. Skophammer would be entitled to receive on the date of termination her annual base compensation or in the event of a merger, acquisition or any restructuring of Craig in which there is a change of control, as defined, a severance payment equal to two years base compensation. In consideration of Ms. Skophammer's agreement to not exercise an option to purchase 15,000 Common Shares, the Company paid to Ms. Skophammer $30,000 in January 1997.

(6) In June 1995, in consideration of, among other things, Mr. Cotter's agreement to cancel his previously vested option rights and to extend his consulting agreement with Craig for an additional year with no increase in compensation, the Board canceled an option to purchase 175,000 shares of Class A Common Preference Stock and approved the grant of an option to acquire 300,000 shares of Craig's Common Stock at an exercise price of $11.75 per share. As a result of the stock distribution in February 1998, such option to purchase 300,000 Common Shares at $11.75 per share was adjusted to 594,940 Common shares at an average exercise price of $5.92 per share.

(7) Mr. Rochester is employed under the terms of an employment contract with an initial term of two years beginning January 1, 1996, with automatic renewal terms of one year each. Mr. Rochester's base salary is A$200,0000, which amount is included in the table based on the U.S. dollar conversion rate. The agreement provides for a one-time incentive payment to Mr. Rochester after the fourth anniversary of the agreement, based, subject to certain adjustments, on a percentage of a multiple of the cash flow achieved by the Company's Australian theater operations. Under the agreement, in the event Mr. Rochester's employment is terminated by the Company without cause, he will be entitled to receive such incentive payment plus 17 payments, each equal to his monthly remuneration, if such termination is during the initial term, or 11 such monthly payments if such termination occurs thereafter. Mr. Rochester is entitled to receive a lump sum distribution of such amounts, as applicable, if Reading withdraws from Australia and he is not granted employment under comparable terms by any successor to Reading's operations in Australia.

(8) Mr. Smerling was appointed President of REI effective January 17, 1997. Mr. Smerling also serves as President of City Cinemas from which he is paid separately. City Cinemas provides management services to Reading for a fee. Messrs. Smerling and Wunderle are entitled to receive a payment equal to a year's annual base salary in the event their individual employment with Reading is involuntarily terminated.

(9) In September 1997, the shareholders of REI approved the grant of an option to Mr. Cotter to purchase, subject to various conditions and certain contingencies, up to 460,000 shares of REI Common Stock at $12.80 per share. In addition, the shareholders of REI approved a 1997 Equity Incentive Plan under which Messrs. Smerling, Wunderle and Tompkins as employees of Reading were granted incentive stock options to exercise REI common stock, subject to vesting conditions, at $12.80 per share in amounts as detailed in the table. Messrs. Tompkins, Smerling and Wunderle surrendered non-qualified options to purchase 17,500, 15,000 and 5,000 shares, respectively of REI stock in connection to such grant.

 II. Option Grant Table

  The following table contains information concerning the grant of stock options by the Company during 1997.

                                                                    POTENTIAL
                                                                   REALIZABLE
                                                                    VALUE AT
                                                                 ASSUMED ANNUAL
                                                                 RATES OF STOCK
                                                                      PRICE
                                 % OF TOTAL                       APPRECIATION
                      OPTIONS      OPTIONS   EXERCISE            FOR OPTION TERM
                      GRANTED    GRANTED IN    PRICE  EXPIRATION ---------------
NAME                    (#)      FISCAL YEAR ($   /SH)   DATE      5%      10%
----                  -------    ----------- -------- ---------- ------- -------
Margaret Cotter...... 15,000(1)      100%    $19.8125 12/15/2008 186,900 523,650

--------
(1) Represents an option to acquire shares of the Company's Common Stock granted upon election to the Board of Directors in December 1997. On February 5, 1998, the Company distributed a stock dividend of one share of Class A Common Preference Stock to all shareholders of record on Such grant was made prior to January 5, 1998. Ms. Cotter's grant to purchase 15,000 shares of Common Stock at $19.8125 was adjusted to reflect such distribution by increasing the number of shares available to 15,000 Common shares at $10.07 per share and 15,000 shares of Class A Common Preference shares at $9.74 per share.

  During Fiscal 1997, the expiration date of Mr. Laheney's options to purchase 15,000 shares of Common Stock at $13.875 per share were extended to October 1999. The stock dividend of February 5, 1998 described above resulted in an adjustment to Mr. Laheney's grant to purchase 15,000 shares of Common Stock by increasing the number of shares available to 15,000 Common Shares at $7.05 per share, respectively, and 15,000 shares of Class A Common Preference shares at $6.82 per share, respectively.

  In February of 1998, Ms. Skophammer was granted an option to acquire 30,000 shares of Common Stock at an exercise price of $9.50 per share.

 III. Option Exercises and Year-end Table

  The following sets forth information with respect to the executives named in the Summary Compensation Table, concerning the exercise of options during the year ended December 31, 1997 and the and unexercised options as of December 31, 1997:

                                                                       NUMBER OF         VALUE OF
                                                                      UNEXERCISED       UNEXERCISED
                                                                       OPTION AT      IN-THE-MONEY AT
                                                                   DECEMBER 31, 1997 DECEMBER 31, 1997
                                                          SHARES     EXERCISABLE/      EXERCISABLE/
          NAME                      SECURITY             EXERCISED UNEXERCISABLE(1)  UNEXERCISABLE(1)
          ----                      --------             --------- ----------------- -----------------
James J. Cotter......... Common Stock                         0        300,000/0       $2,587,500/$0
S. Craig Tompkins....... Class A Common Preference Stock      0         17,500/0       $  146,562/$0

--------
(1) Represents the amount by which the aggregate market price on December 31, 1997 of the shares subject to such options exceeded the exercise price of such options. The Class A Common Preference Stock distribution on February 5, 1998 had the effect of increasing the number of shares exercisable by Mr. Cotter and Mr. Tompkins to 594,940 common shares (at an adjusted average exercise price of $5.92 per share), and 35,000 Class A Common Preference shares, (at an adjusted exercise prices of $5.25 per share), respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently is composed of two directors, William
D. Gould and Gerard P. Laheney. Mr. Gould is a member of Troy & Gould Professional Corporation, a law firm that Craig retained and paid approximately $16,000 in Fiscal 1997. Messrs. Cotter and Tompkins serve as members of REI's Board of Directors and, as directors, approve decisions of REI's Compensation Committee with respect to compensation of REI's officers and directors. Messrs. Cotter and Tompkins serve as members of Citadel Holding Corporation's Board of Directors, and, as directors, approve decisions of Citadel's Compensation Committee with respect to compensation of Citadel's officers and directors. Mr. Cotter is a member of Citadel's Compensation Committee.

  The Company, together with Reading, owns a 49% interest in BRI and Mr. Cotter and Mr. Tompkins each have a 1.6% beneficial interest in BRI. Directors Messrs. Gould and Laheney and Ms. Margaret Cotter also serve as directors and employees of BRI, from whom they receive compensation as detailed under the caption "Director Compensation."

CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS

  In December 1997, Citadel capitalized a wholly owned subsidiary, Big 4 Ranch, Inc. ("BRI"), with a cash contribution of $1,200,000 and then distributed 100% of the shares of Big 4 Ranch, Inc., to Citadel's common shareholders of record as of the close of business on December 23, 1997, as a spin-off dividend. The Consolidated Company received 2,213,043 shares or 33.4% of BRI. In 1998, the Company increased such holdings to approximately 49%. Also in 1998, Cecilia Packing owned by Mr. Cotter, and a trust of which Mr. Tompkins is the Trustee and which is for the benefit of one of his children, each acquired from a single seller shares representing an additional 1.6% of the outstanding shares of BRI, or 3.2% in the aggregate of such share.

  Also, in December 1997, BRI (owning 40%), Citadel (owning 40%) and Visalia LLC (owning 20%) entered into three general partnerships, which partnerships acquired on December 31, 1997 certain agricultural properties located in Kern County, California (purchase price amounting to approximately $7,600,000). The acquisition was financed by a 10-year purchase money mortgage in the amount of $4,050,000, a line of credit from Citadel and pro rata contributions from the partners. Through its holdings in BRI, and Citadel, the Company owned approximately 26.7% of such partnerships at December 31, 1997 on a consolidated basis. During 1998, the Company and REI, through additional purchases of Citadel and BRI, increased such holdings to 38.8%. Visalia LLC is a limited liability company controlled by Mr. James J. Cotter, the Chairman of the Board of Craig, REI and Citadel, and owned by Mr. Cotter and certain members of his family.

  The Partnerships have each retained Big 4 Farming LLC (owned 80% by Citadel and 20% by Visalia LLC) to farm their properties. Certain officers and directors of Craig and Reading are officers, directors or management committee members of Citadel, BRI, Farming and/or the Agricultural Partnerships. Mr. James J. Cotter is the Chairman and a Director of each of Citadel, Craig and REI, and is also Chairman of the management committees of Farming and of each of the Agricultural Partnerships. Mr. S. Craig Tompkins is the Vice Chairman and a Director of each of Citadel and REI, the President and a Director of Craig, the Principal Accounting Officer of Citadel, and a member of the management committees of Farming and of each of the Agricultural Partnerships. Mr. Gerard P. Laheney, a director, is the Chairman and President of BRI, and a member of the management committee of each of the Agricultural Partnerships. Mr. William Gould, a Director of Craig, is also a Director of BRI. Ms. Margaret Cotter, a Director of Craig and the daughter of James J. Cotter, is also the Secretary, Treasurer and Principal Accounting Officer and a Director of BRI, a member of Visalia LLC and the Vice President of Cecelia. Ms. Cotter, Mr. Gould and Mr. Laheney receive $4,000, $2,000 and $10,000, respectively, on an annual basis for their services to BRI. As an administrative convenience, Mr. Tompkins also serves as an assistant secretary of BRI for which he receives no additional compensation.

  Mr. Smerling serves as President of Reading and the Vice President, Marketing of Reading, also serve in the same positions with City Cinemas, a Manhattan-based motion picture theater exhibitor owned in equal parts by James J. Cotter and Michael Forman. City Cinemas is an affiliate of Mr. Cotter, Chairman of the Board of Craig and Reading. Reading, Cine Vista and City Cinemas entered into an Executive Sharing Agreement pursuant to which Mr. Smerling provides services to both Cine Vista and City Cinemas entities and the cost of such services is shared equally by the parties, if such costs cannot be allocated directly to such parties.

  Reading acquired the Angelika Film Center on August 27, 1996. The theater is owned jointly by Reading and Sutton Hill, a partnership affiliated with City Cinemas. City Cinemas (also owned indirectly in equal parts by Messrs. Cotter and Forman) operates Reading domestic theaters pursuant to management agreements. Management fees paid to City Cinemas for the year ended December 31, 1997 amounted to approximately $370,000. Mr. Cotter is the principal shareholder of Craig and a company owned by Mr. Forman and his family owns 17% of Craig's currently outstanding Common Stock and 10.2% of Craig's Class A Common Preference Stock.

  Reading utilizes the services of certain Citadel employees, including the President and Chief Executive Officer of Citadel, for real estate advisory services. Reading pays Citadel for such services at a rate amounting to $240,000 in fiscal 1997. In addition, Craig provided certain administrative services and office rental to Citadel for which it was paid $96,000 for the year ended December 31, 1997.

  In 1996 and January 1997, Reading loaned Robert F. Smerling, President of Reading, a total of $70,000 pursuant to an interest free promissory note payable upon demand.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation policies and programs are designed to attract and retain talented executives and motivate them to achieve the Company's business objectives that the Board of Directors believes will enhance stockholder value. Each of the Company's executive officers is employed pursuant to employment agreements. The principal terms of these arrangements, including salary and other base-level compensation, are described herein under "Summary Compensation Table".

  In 1996, Reading became a majority owned subsidiary of the Company. The Compensation Committee of REI's Board of Directors is responsible for compensation matters of employees of REI. Certain executives and consultants provide services to both Craig and REI. The compensation committee of Craig considers compensation received from such majority subsidiary in determining the Company executive compensation.

  The Company's current compensation strategy is to supplement the executive officers' base level compensation with periodic discretionary cash bonuses in recognition of individual performance and stock option grants designed to link the executives' long term compensation to appreciation in stockholder value over time. To this end, the Compensation Committee from time to time recommends to the Board of Directors the award of performance bonuses and stock option grants to individual executive officers.

  Periodic cash bonuses and stock option awards for executive officers of the Company are determined primarily on the basis of the individual job performance of the executive officers and achievement of the Company's business objectives, but no particular weighting is given by the Compensation Committee to individual performance versus the achievement of corporate objectives. These variable elements in the compensation of the Company's executive officers recognize individual contributions and are determined based upon the level of the executive's responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision and the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company's goals. In light of the nature of the executive officers' responsibilities, particularly the fact that they have overall corporate policy-making and administrative responsibilities but do not oversee operating businesses, the Compensation Committee's assessment of Mr. Cotter's performance and the performance of other executive officers is not based directly on corporate performance from a financial point of view. However, the Company's financial performance is one factor that affects the Compensation Committee's recommendation with respect to the overall level of compensation to be made for all executive officers as a group. In appropriate cases, the Compensation Committee takes into account in making its recommendations compensation received by executive officers for companies affiliated with the Company. Mr. Cotter, in his capacities as Chairman of the Board and Chief Executive Officer, is involved in the negotiation of employment arrangements with the Company's other executive officers, reviews executive performance with the Compensation Committee and is consulted with respect to the amounts of each other executive officer's discretionary bonus and stock option award, if any.

  Subject to an exception for "performance-based compensation", effective January 1, 1994, corporations generally will be denied a deduction for federal income tax purposes for compensation paid to senior executive officers to the extent that such compensation exceeds $1 million. This law did not impact the Compensation Committee's deliberations with respect to 1996 and for 1997 the Company does not expect to pay any executive officer cash compensation in excess of the deductibility limit. The Compensation Committee and the Board of Directors, however, retain discretion and authorize the payment of compensation that does not qualify for income tax deductibility.

                                          William D. Gould
                                          Gerard P. Laheney

PERFORMANCE GRAPH

  The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

  The following line graph compares the cumulative total stockholder return on Craig Corporation's Common Stock and Class A Common Preference Stock from September 30, 1992 through September 30, 1995, the three month period ended December 31, 1995 and the years ended December 31, 1997 and 1996 against the cumulative total return as calculated by the Center for Research in Securities Prices ("CRSP") of (i) the New York Stock Exchange ("NYSE")/ American Stock Exchange ("AMEX")/ NASDAQ Stock Market Index (U.S. Companies) and (ii) the CRSP Total Return Index for NYSE/AMEX/NASDAQ, in the SIC Graph Code 7830-7839 (motion picture theaters and allied businesses), and (iii) the cumulative return of the Company's former peer group, the CRSP Total Return Index for NASDAQ/NYSE/AMEX SIC Code 5410-5419, Grocery stores.

  The past performance shown for the Company's common stock and Class A Common Preference Stock is not necessarily indicative of future performance.

            CUMULATIVE RETURN FROM SEPTEMBER 1992 TO DECEMBER 1997

                                                                 Retail
                           Craig        Stock       Motion        Food
Measurement    Craig       Class A      Market      Picture       Group
  Period       Common      Common       Index       Index         Index
-----------    -------     -------      ------      -------      -------
9/30/92        $100.00     $100.00      $100.00     $100.00      $100.00
9/30/93         148.40      160.71       117.30      170.30       103.70
9/30/94         145.20      155.36       119.90      154.90       112.40
9/30/95         121.00      126.78       154.60      191.40       130.20
12/31/95        127.40      128.57       162.00      196.20       139.40
12/31/96        185.50      200.00       196.40      224.20       177.90
12/31/97        262.10      269.64       257.10      255.30       240.40

  The graph assumes a one hundred dollar ($100) investment on September 30, 1992 and reinvestment of dividends on the date such dividends were declared.

INDEPENDENT PUBLIC ACCOUNTANTS

  Ernst & Young LLP has examined, as independent auditors, the consolidated financial statements of the Company since 1987. Ernst & Young LLP also serves as auditors the Company's affiliate, Reading Entertainment, Inc. A representative of Ernst & Young will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

ANNUAL REPORT

  A copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997 (the "Annual Report") and quarterly report for the three and nine month periods ending September 30, 1998 are enclosed.

STOCKHOLDER PROPOSALS

  Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1999 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the Company's principal executive offices at 550 South Hope Street, Suite 1825, Los Angeles, CA 90071, no later than July 27, 1999.

  The Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by the stockholders of the Company must be made by written notice delivered to the Secretary of the Company at the Company's principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders at which directors are elected. Such written notice must set forth, among other things, the name, age, address and principal occupation or employment of such nominee, the number of shares of the Company's Common Stock owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors. Nominations not made in accordance with the foregoing procedure will not be valid.

OTHER MATTERS

  The Board of Directors does not know of any other matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          /s/ Robin W. Skophammer

                                          Robin W. Skophammer,
                                          Secretary

Dated: November 25, 1998

-------------------------------------------------------------------------------


 PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                               CRAIG CORPORATION

   The undersigned stockholder of Craig Corporation, a Delaware corporation (the "Company"), acknowledges receipt of the Notice of the Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated November 25, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints James J. Cotter, S. Craig Tompkins and Robin W. Skophammer, and each of them (each with full power of substitution and with full power to act without the others and, if two or more of them act hereunder, by action of a majority of them), the proxies of the undersigned, to represent the undersigned and to vote all the shares of voting stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held December 15, 1998 at 10:00 a.m. (Los Angeles time) at the Regal Biltmore Hotel, 506 S. Grand Avenue, Los Angeles, California, and at any adjournment or postponement thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

-------------------------------------------------------------------------------
                                                             Please mark   [X]
                                                             your votes as
                                                             indicated in
                                                             this example

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.
                                             WITHHELD
                                      FOR    FOR ALL
1. ELECTION OF DIRECTORS              [_]      [_]
   NOMINEES: James J. Cotter,
   S. Craig Tompkins,
   Margaret Cotter, William D. Gould,
   Gerard P. Laheney and
   Ralph B. Perry III

2. In the proxies' discretion to vote upon any other matter as may properly come before the meeting or any adjournment or postponement thereof. Management is not aware of any other matter that will be presented for action at the meeting.

WITHHELD FOR: (Write that nominee's name in the space provided below).

---------------------------------------------------------------------

    Signature(s) __________________________    Date ________________________
    NOTE: Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.
-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE